Exhibit 10.28

Vulcan Inc.
505 Union Station
505 Fifth Avenue South, Suite 900
Seattle, WA 98104

April 14, 2003

Charter Communications VII, LLC
12405 Powerscourt Drive
St. Louis, MO 63131

Ladies and Gentlemen:

     You have requested that Vulcan Inc. (“Vulcan”) agree to, or cause one or more of its affiliates to, provide a senior secured credit facility (the “Facility”) to you (the “Borrower”), in an amount not to exceed $300 million (the “Commitment Amount”). Initially, the Facility will be utilized by the Borrower to make investments in Falcon Cable Communications, LLC (“CC VII”). The Borrower will concurrently cause CC VII to utilize loans under the Facility to repay revolving loans under its credit facility, loan an amount equal to the loans under the Facility directly to Holdings and/or distribute an amount equal to such loans to the Borrower. If CC VII makes a distribution to the Borrower, the Borrower will then distribute such amount to Charter Communications Holdings LLC (“Holdings”). Holdings will utilize the amount of such loan or distribution to make direct or indirect investments in Charter Communications Operating, LLC (“CCO”), CC VI Operating Company, LLC (“CC VI”), and CC VIII Operating, LLC (“CC VIII Operating”). Each of CC VII, CCO, CC VI and CC VIII Operating (the “Operating Companies”) will be required to use such amounts to repay revolving loans under their respective credit facilities, in order to enable the Operating Companies to create or preserve a 5% (or such higher percentage, not to exceed 10%, as may be reasonably determined by the Operating Companies) cushion with respect to the leverage ratio required for compliance under their respective credit facilities through March 31, 2004 (after giving effect to the actions reasonably available to the Operating Companies to cause compliance with financial covenants under the Operating Company credit facilities).

     The Facility will include a letter of credit subfacility of $100 million; provided that the aggregate amount of the entire Facility shall not exceed the Commitment Amount. After such time as 100% of the equity interests in the Borrower, CCV Holdings, LLC, CC VI Holdings, LLC, and, to the extent permitted by the lenders under its credit facility, 100% of the equity interests of CCO, have been contributed to CCH II, LLC (“NewCo”), NewCo will become the borrower of all subsequent advances under the Facility.

     Vulcan is pleased to advise you of its commitment to provide the entire amount of the Facility, upon the terms and subject to the conditions set forth or referred to in this commitment letter (the “Commitment Letter”) and in the Summary of the Terms of the Facility attached hereto as Exhibit A (the “Term Sheet”). Vulcan may provide the entire amount of the Facility directly or indirectly through one or more of its affiliates.

     You hereby represent and covenant that (a) all information other than financial projections (the “Information”) that has been or will be made available to Vulcan or Vulcan’s affiliates, representatives and advisors by you or any of your affiliates, representatives or advisors is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements are made and (b) the financial projections that have been or will be made available to Vulcan or Vulcan’s affiliates, representatives and advisors by you or any of your affiliates, representatives or advisors have been or will be prepared in good faith based upon reasonable assumptions, it being understood that the projections are subject to significant uncertainties and contingencies, many of which are beyond your control and that no assurance can be given that such projections will be realized. You understand that we may use and rely on the Information and financial projections without independent verification thereof.

     As consideration for Vulcan’s commitment hereunder, you agree to pay to Vulcan a Facility Fee equal to 1.5% of the Commitment Amount; provided that (a) a portion of the Facility Fee in an amount equal to 0.5% of the Commitment Amount shall be earned upon execution of this Commitment Letter and shall be payable in equal quarterly installments during a three year period commencing on the date of this Commitment Letter and (b) the remainder of the Facility Fee in an amount equal to 1% of the Commitment Amount shall be earned upon execution of the Definitive Documentation (as defined below) and shall be payable in equal quarterly installments, commencing on the execution of the Definitive Documentation and ending on the third anniversary of the date of this Commitment Letter.

     Vulcan’s commitment hereunder is subject to (a) our not becoming aware after the date hereof of any information or other matter affecting Charter Communications, Inc., the Borrower, any of their subsidiaries or the transactions contemplated hereby which is inconsistent in a material and adverse manner with any such information or other matter disclosed to us prior to the date hereof, (b) the negotiation, execution and delivery on or before June 30, 2003 of definitive documentation (the “Definitive Documentation”) with respect to the Facility reasonably satisfactory to Vulcan and its counsel, (c) there not being any default or event of default under any of the credit facilities of the Operating Companies on April 30, 2003 and (d) the other conditions set forth or referred to in the Term Sheet. The terms and conditions of Vulcan’s commitment hereunder and of the Facility are not limited to those set forth herein and in the Term Sheet; provided that Vulcan acknowledges and agrees that any additional terms and conditions required by Vulcan will be consistent with the terms and conditions set forth in this Commitment Letter and the Term Sheet. Those matters that are not covered by the provisions hereof and of the Term Sheet are subject to the approval and agreement of Vulcan and the Borrower.

     You agree (a) to indemnify and hold harmless Vulcan and its affiliates and their respective officers, directors, employees, representatives, advisors and agents (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Facility, the use of the proceeds thereof or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, and to reimburse each indemnified person upon demand for any legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent (1) they are found by a final, non-appealable judgment of a court to arise from the willful misconduct or gross negligence of such indemnified person, or (2) they relate to the duties owed by an indemnified person or any of its affiliates as a director or stockholder of Charter Communications, Inc., including any claims that arise out of claims that the transactions contemplated by this Commitment Letter and the Term Sheet involve transactions with an interested director, and (b) to reimburse Vulcan and its affiliates on demand for all reasonable out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel) incurred in connection with the Facility and any related documentation (including this Commitment Letter, the Term Sheet, and the Definitive Documentation) or the administration, amendment, modification or waiver thereof; provided that expenses to be reimbursed pursuant to this clause (b) incurred through the date of execution of the Definitive Documentation shall not exceed $1,000,000. No indemnified person shall be liable for any damages arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems or for any special, indirect, consequential or punitive damages in connection with the Facilities.

     This Commitment Letter shall not be assignable by you, other than to NewCo, without the prior written consent of Vulcan (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and Vulcan. Any provision of this Commitment Letter which is prohibited or unenforceable in any jurisdiction shall, as to such provision and jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Commitment Letter or affecting the validity or enforceability of such provision in any other jurisdiction. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter is the only agreement that has been entered into among us with respect to the Facility and sets forth the entire understanding of the parties with respect thereto.

     This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York. To the fullest extent permitted by applicable law, each of the parties hereto hereby irrevocably submits to the nonexclusive jurisdiction of any New York State court or Federal court sitting in the Borough of Manhattan in New York City in respect of any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter or the making of the commitment and irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court. Each of the parties hereto waives to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court, any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum and any right to trial by jury in any such suit, action or proceeding. Service of any process, summons, notice or document by registered mail addressed to either party shall be effective service of process against such party for any suit, action or proceeding brought in any court.

     The compensation, reimbursement and indemnification provisions contained herein shall remain in full force and effect regardless of whether Definitive Documentation shall be executed and notwithstanding the termination of this Commitment Letter or Vulcan’s commitment hereunder.

     This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Term Sheet nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person except (a) to your officers, agents, auditors and advisors who are directly involved in the consideration of this matter, (b) to your lenders if required by them (in which case you agree to consult with us prior to such disclosure), or (c) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform us prior to such disclosure). Notwithstanding the foregoing, the parties (and each employee, representative, or other agent of the parties) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Facility, provided, however, that no party (and no employee, representative, or other agent thereof) shall, except as otherwise permitted herein, disclose any information that is not necessary to understanding the tax treatment and tax structure of the

Facility (including any information to the extent that such disclosure could result in a violation of any federal or state securities law).

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          If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheet by returning to us an executed counterpart hereof not later than 5:00 p.m., New York City time, on April 18, 2003. Vulcan’s commitment will expire at such time in the event Vulcan has not received such executed counterparts in accordance with the immediately preceding sentence, along with payment of the initial installment of the Facility Fee.

Very truly yours,

VULCAN INC.

By:

Name:
Title:

Accepted and agreed to as of
the date first written above by:

CHARTER COMMUNICATIONS VII, LLC

By:	/s/ Curtis S. Shaw

Name: Curtis S. Shaw
Title: Senior Vice President